UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 12, 2005

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Agreement.

On October 12, 2005, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Advanced Micro Devices, Inc. (the “Company”) approved the Advanced Micro Devices, Inc. 2005 Long Term Incentive Plan and the Advanced Micro Devices, Inc. 2005 Annual Incentive Plan. These plans are effective as of January 1, 2005 and replace the Company’s existing bonus plans applicable to officers. Summaries of these plans follow.

Advanced Micro Devices, Inc. 2005 Long Term Incentive Plan

The Advanced Micro Devices, Inc. 2005 Long Term Incentive Plan (the “LTIP”) is designed to provide multi-year incentive compensation to the officers and other employees of the Company and its subsidiaries. This summary is qualified in its entirety by the terms of the LTIP, which is filed as Exhibit 10.1.

Under the LTIP, the Committee selects eligible officers and the chief executive officer selects other eligible employees. The Committee determines awards (“LTIP Awards”) for eligible officers. LTIP Awards are generally based on three-year performance cycles, and performance measures for each cycle are established by the Committee. LTIP Awards to certain eligible employees are made in restricted stock units or cash. For performance cycles beginning January 1, 2005, performance measures are based on the Company’s relative revenue growth compared to the revenue growth of a selected group of semiconductor companies, and on the Company’s average operating income margin.

Performance goals and award amounts are established for threshold, target and maximum levels of performance. The amount any cash participant may receive from a LTIP Award is based on that participant’s pay and is capped at 200% of a participant’s target LTIP Award amount. Participants receiving restricted stock unit grants may receive restricted stock units awards that have a maximum fair market value at the grant date equal to 200% of the participants’ target award). However, LTIP Awards are earned and payable when the Committee has certified the conditions of the award have been satisfied and provided the recipient is an employee of the Company or its subsidiaries on the date of payment (with exceptions for payment of pro-rated amounts when employment terminates due to termination without cause by the Company (or its subsidiaries), death, retirement, or permanent disability).

On October 12, 2005, the Committee approved the grant of the maximum restricted stock units that can be earned under the LTIP for two 2005 award cycles to the officers set forth below. The restrictions on the restricted stock units will only lapse if certain levels of performance under the parameters described above are met.

Participant	Number of Restricted Stock Units Earned for Various Levels of Performance
	Below Threshold	Target	Maximum
For the Award Cycle 2005 through 2006*

Mr. William Edwards	0	4,500	9,000
Mr. Thomas McCoy	0	6,000	12,000
Mr. Derrick Meyer	0	9,000	18,000
Mr. Henri Richard	0	9,000	18,000
Mr. Robert Rivet	0	9,000	18,000
Mr. Harry Wolin	0	4,500	9,000

For the Award Cycle 2005 through 2007*

Mr. William Edwards	0	10,500	21,000
Mr. Thomas McCoy	0	14,000	28,000
Mr. Derrick Meyer	0	21,000	42,000
Mr. Henri Richard	0	21,000	42,000
Mr. Robert Rivet	0	21,000	42,000
Mr. Harry Wolin	0	10,500	21,000

*	Dr. Hector Ruiz will be awarded restricted stock units at such time as the amendment to his employment agreement relating to his participation in the LTIP is approved by the Board.

Advanced Micro Devices, Inc. 2005 Annual Incentive Plan

The Advanced Micro Devices, Inc. 2005 Annual Incentive Plan (the “Annual Plan”) is designed to provide annual incentives to officers and other employees of the Company and its subsidiaries. This summary is qualified in its entirety by the terms of the Annual Plan, which is filed herewith as Exhibit 10.2.

Awards under the Annual Plan are based on Committee-approved performance measures with respect to two semi-annual periods in each fiscal year. For 2005 (and thereafter unless otherwise determined by the Committee) performance measures are based on revenue and operating profit and individual performance objectives.

Under the Annual Plan, the Committee selects eligible officers and the chief executive officer selects other eligible employees to receive awards (“Incentive Awards”). Incentive Awards are based on a percentage of the participant’s base pay. Incentive Awards are payable in cash when the Committee determines that the conditions of the award have been satisfied, provided the recipient is still an employee of the Company or its subsidiaries on the date of payment (with exceptions to this employment requirement being made for the payment of full or pro-rated amounts when employment terminates due to termination without cause by the Company (or its subsidiaries), death, retirement, or permanent disability). In the case of vice presidents and officers, the Committee determines satisfaction of performance criteria and appropriate payouts on an annual basis; and in the case of other employees the determination and payments are semi-annual.

Performance goals and awards are established for threshold, target and maximum levels of performance. The performance goals under the Annual Plan for 2005 are based on the Company’s revenue and operating income. The amount any participant may receive under an Incentive Award is capped at three times that participant’s target Incentive Award amount.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

10.1	Advanced Micro Devices, Inc. 2005 Long Term Incentive Plan.

10.2	Advanced Micro Devices, Inc. 2005 Annual Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

Date: October 14, 2005	By:	/s/ Hollis M. O’Brien
Hollis M. O’Brien
Corporate Vice President, Secretary and Chief Governance Officer

Exhibit List

Exhibit No.	Exhibit Title
10.1*	Advanced Micro Devices, Inc. 2005 Long Term Incentive Plan.

10.2*	Advanced Micro Devices, Inc. 2005 Annual Incentive Plan.

*	Indicates a management contract or compensatory plan or arrangement.